PORTLAND BREWING COMPANY
                   CALCULATION OF NET INCOME (LOSS) PER SHARE



                                                 QUARTER ENDED MARCH 31,
                                            -----------------------------------

                                            --------------       --------------
                                                 1998                 1997
                                            --------------       --------------

Actual weighted average shares
outstanding                                      2,074,943            2,074,943

Dilutive common stock options
using the treasury stock method                      ---                  ---
                                               -----------          -----------

Total shares used in per share
calculations                                     2,074,943            2,074,943
                                               ===========          ===========

Net (loss) income                              $  (582,309)         $  (228,911)
                                               ===========          ===========

Net (loss) income per share(1)                 $     (0.28)         $     (0.11)
                                               ===========          ===========

<F1> Fully diluted earning per share is not materially different from primary earnings per share in the periods presented.

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